SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2001

Robbins & Myers, Inc.
(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1400 Kettering Tower, Dayton, OH		45423

(Address of principal executive offices)		(Zip code)

937-222-2610
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Item 5. Other Events

      On August 13, 2001, Robbins & Myers, Inc., issued the following press release:

ROBBINS & MYERS TO ACQUIRE LEADING
PHARMACEUTICAL EQUIPMENT MANUFACTURER

DAYTON, OHIO, August 13, 2001 . . . Robbins & Myers, Inc. announced today that it has entered into a definitive stock purchase agreement under which the Company will acquire Romaco N.V., a Netherlands Antilles corporation, from Brian Fenwick-Smith, founder of the company. Romaco is a leading supplier of processing and packaging equipment for the pharmaceutical, healthcare and cosmetics industries with annual sales of approximately $150 million (Euro 170 million). It is anticipated that the transaction will close August 31, 2001.

The initial purchase price is $88 million and includes cash, 600,000 shares of Robbins & Myers Common Stock, five-year subordinated notes to be held by the seller and assumed debt. There is a deferred payment linked to Romaco’s sales and income performance for calendar 2001. This additional payment would be $25-30 million based on expected results for the full year and would be paid 50% in cash and 50% in five-year subordinated notes. The total purchase price of approximately $113 to $118 million represents roughly seven times first year EBITDA. The transaction will be accretive to Robbins & Myers’ earnings for fiscal year 2002. Under its existing $150 million bank credit facility the Company has $100 million in borrowing capacity available. It intends to use this facility to finance the cash requirements in connection with the acquisition.

Romaco, headquartered in Monte Carlo, Monaco, has a global presence with manufacturing facilities in six countries as well as sales and service centers strategically located around the world. Approximately 60% of its sales are in Europe, 30% in the Americas with the balance throughout the rest of the world. Romaco manufactures and markets processing, packaging, printing, and security equipment utilized by the pharmaceutical, healthcare and cosmetics industries.

Gerald L. Connelly, President and Chief Executive Officer of Robbins & Myers, Inc., said, “Robbins & Myers is committed to a market-focused strategy. The addition of Romaco strengthens our position as a leading supplier of critical equipment to the growing global pharmaceutical market. This acquisition increases R&M’s participation in this market to approximately 40% of total sales.”

Connelly continued, “Romaco will be operated as a standalone business and its key executives will remain in their present management capacities. The Company, under solid leadership, has experienced annual growth rates of approximately 20% in recent years, with 7% generated internally. Romaco creates a new platform for global growth. Robbins & Myers strong position in pharmaceuticals will also contribute more balance to our portfolio and offset some of the cyclicality we experience with our current served markets.”

Robbins & Myers, Inc. is a global manufacturer and marketer of superior quality equipment and systems focused on serving those markets dedicated to improving the quality of life, pharmaceuticals, energy and specialty chemicals. Headquartered in Dayton, Ohio, the Company has facilities in the United States, Canada, Europe, Brazil, Mexico, Singapore, Venezuela and joint ventures in China, India and Taiwan.

In addition to historical information, this news release contains forward-looking statements, identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this news release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in the specialty chemicals and pharmaceutical industries, a major decline in oil prices, foreign exchange rate fluctuations, continued availability of acceptable acquisition candidates, and general economic downturn that affects demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

The Company’s common stock trades on the New York Stock Exchange under the symbol RBN.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date:	August 14, 2001	By:/s/ Kevin J. Brown

Kevin J. Brown Vice President Finance, & CFO